Exhibit 99.2

SEMPRA
Table F (Unaudited)

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
Three months ended September 30, 2023	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,442	$1,313	$—	$629	$(50)	$3,334
Cost of sales and other expenses	(809)	(1,021)	(2)	(356)	30	(2,158)
Depreciation and amortization	(280)	(211)	—	(71)	(1)	(563)
Other income (expense), net	25	(2)	—	(2)	(18)	3
Income (loss) before interest and tax(1)	378	79	(2)	200	(39)	616
Net interest expense	(119)	(68)	—	(3)	(103)	(293)
Income tax benefit (expense)	15	5	—	(24)	56	52
Equity earnings	—	—	307	172	—	479
Earnings attributable to noncontrolling interests	—	—	—	(122)	—	(122)
Preferred dividends	—	—	—	—	(11)	(11)
Earnings (losses) attributable to common shares	$274	$16	$305	$223	$(97)	$721

Three months ended September 30, 2022	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,569	$1,385	$—	$697	$(34)	$3,617
Cost of sales and other expenses	(917)	(1,093)	(1)	(525)	16	(2,520)
Aliso Canyon litigation and regulatory matters	—	(122)	—	—	—	(122)
Depreciation and amortization	(247)	(190)	—	(67)	(2)	(506)
Other income (expense), net	12	(43)	—	5	(14)	(40)
Income (loss) before interest and tax(1)	417	(63)	(1)	110	(34)	429
Net interest expense	(111)	(47)	—	(32)	(74)	(264)
Income tax (expense) benefit	(35)	28	(1)	(58)	45	(21)
Equity earnings	—	—	258	159	—	417
Earnings attributable to noncontrolling interests	—	—	—	(65)	—	(65)
Preferred dividends	—	—	—	—	(11)	(11)
Earnings (losses) attributable to common shares	$271	$(82)	$256	$114	$(74)	$485
(1)     Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.

SEMPRA
Table F (Unaudited)

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
Nine months ended September 30, 2023	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$4,357	$6,574	$—	$2,485	$(187)	$13,229
Cost of sales and other expenses	(2,555)	(5,137)	(5)	(981)	135	(8,543)
Depreciation and amortization	(810)	(625)	—	(210)	(6)	(1,651)
Other income (expense), net	75	(9)	—	11	(2)	75
Income (loss) before interest and tax(1)	1,067	803	(5)	1,305	(60)	3,110
Net interest expense	(355)	(203)	—	(102)	(275)	(935)
Income tax benefit (expense)	4	(68)	—	(555)	120	(499)
Equity earnings	—	—	553	533	—	1,086
Earnings attributable to noncontrolling interests	—	—	—	(435)	—	(435)
Preferred dividends	—	(1)	—	—	(33)	(34)
Earnings (losses) attributable to common shares	$716	$531	$548	$746	$(248)	$2,293

Nine months ended September 30, 2022	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$4,413	$4,879	$—	$1,810	$(118)	$10,984
Cost of sales and other expenses	(2,599)	(3,504)	(4)	(1,257)	74	(7,290)
Aliso Canyon litigation and regulatory matters	—	(259)	—	—	—	(259)
Depreciation and amortization	(730)	(565)	—	(199)	(6)	(1,500)
Other income (expense), net	68	(5)	—	(4)	(62)	(3)
Income (loss) before interest and tax(1)	1,152	546	(4)	350	(112)	1,932
Net interest expense	(330)	(131)	—	(61)	(216)	(738)
Income tax (expense) benefit	(141)	(75)	(1)	(219)	1	(435)
Equity earnings	—	—	609	509	—	1,118
Earnings attributable to noncontrolling interests	—	—	—	(187)	—	(187)
Preferred dividends	—	(1)	—	—	(33)	(34)
Earnings (losses) attributable to common shares	$681	$339	$604	$392	$(360)	$1,656
(1)     Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.